Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent in this Registration Statement (Form S-3) and related Prospectus for the registration of $13,900,000 of its common stock to the incorporation by reference therein of our reports dated March 4, 2010, with respect to the consolidated financial statements of Micromet, Inc., and the effectiveness of internal control over financial reporting of Micromet, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP
McLean, Virginia
November 10, 2010